Exhibit 10.47

Performance Share Award Package – Executives, ROIC metric

MATSON, INC.

EXECUTIVE NOTICE OF AWARD OF PERFORMANCE SHARES

The Corporation hereby awards to Participant, as of the Award Date indicated below, an award (the “Award”) of Performance Shares under the Corporation’s 2016 Incentive Compensation Plan (as amended from time to time, the “Plan”).  Each Performance Share represents the right to receive one or more shares of Common Stock on the applicable issuance date following the vesting of that Performance Share.  The number of Performance Shares subject to this Award and the applicable performance vesting requirements for those Performance Shares and the underlying shares are set forth below. The remaining terms and conditions governing the Award, including the applicable service vesting requirements and the applicable issuance date or dates for the shares of Common Stock that vest under the Award, shall be as set forth in the form Performance Share Award Agreement for Awards with combined performance and service vesting requirements.

AWARD SUMMARY

Participant

Award Date:

Performance Shares:

The number of shares of Common Stock issuable pursuant to the Award shall be determined in accordance with the Vesting Schedule below. For purposes of the percentage calculations set forth in the performance vesting section of such schedule, the number of shares of Common Stock to be utilized is ____ shares (the “Performance Shares”). The specific number of Performance Shares set forth in this paragraph shall be referred to as the “Designated Shares”.

Vesting Schedule:

The number of shares of Common Stock which may actually vest and become issuable pursuant to the Award shall be determined pursuant to a two-step process: (i) first there shall be calculated the maximum number of shares of Common Stock in which Participant can vest under the performance vesting section below based upon the actual level at which the Performance Goal specified on attached Schedule I is attained and (ii) then the number of shares calculated under clause (i) in which Participant may actually vest shall be determined on the basis of his or her satisfaction of the applicable Service vesting requirements set forth in the form Performance Share Award Agreement.

Performance Vesting:  Attached Schedule I specifies the Performance Goal and Performance Period established for the Award.

Performance Goal:  There are three designated levels of attainment set forth in Schedule I for the Performance Goal: Threshold, Target and Extraordinary.  Following the completion of the Performance Period, the Plan Administrator shall determine and certify the actual level of attainment for the Performance Goal and shall then measure that level of attainment against the Threshold, Target and Extraordinary Levels set forth for that Performance Goal in attached Schedule I.  The Plan Administrator generally expects to complete this determination within sixty (60) days after the end of the Performance Period. The maximum number of shares of Common Stock in which Participant can vest based upon the actual level of attainment of such Performance Goal shall initially be determined by applying the corresponding percentage below for that level of attainment to the number of Designated Shares set forth above:

Level of Attainment	Percentage of Performance Shares
Below the Threshold Level:	0%
At the Threshold Level:	25%
At the Target Level:	100%
At the Extraordinary Level:	250%

To the extent the actual level of attainment of the Performance Goal is at a point between the Threshold and Target Levels, the maximum number of shares of Common Stock in which Participant can vest shall be pro-rated between the two points on a straight line basis.

To the extent the actual level of attainment of a Performance Goal is at a point between the Target and Extraordinary Levels, the maximum number of shares of Common Stock in which Participant can vest shall be pro-rated between the two points on a straight line basis.

Performance-Qualified Shares:  The maximum number of shares of Common Stock in which Participant can vest on the basis of the foregoing performance measures shall be hereinafter designated the “Performance-Qualified Shares” and shall in no event exceed in the aggregate 250% of the number of Designated Shares set forth in the Number of Shares Subject to Award section above.

Service Vesting.  The number of Performance-Qualified Shares in which Participant actually vests shall be determined on the basis of his or her satisfaction of the Service-vesting requirements set forth in Paragraph 3 of the form Performance Share Award Agreement attached hereto as Exhibit A (the “Award Agreement”).

Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan and hereby agrees to be bound by the terms of the Plan and the terms of the Award as set forth in the Award Agreement.  Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan.  A copy of the Plan is available upon request made to the Corporation’s Human Resources Department at the Corporation’s offices at 555 12th Street, Oakland, California 94607. Participant agrees to electronic delivery of any and all communications relating to the Award, the Award Agreement or the Plan, including but not limited to

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documentation of the Award, the official prospectus for the Plan, and any and all other documents and materials relating to the Award, the Award Agreement or the Plan.

Coverage under Recoupment Policy. Participant hereby agrees that:

(a)Participant is subject to the Matson, Inc. Policy Regarding Recoupment of Certain Compensation, as it may be amended from time to time, the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges; and

(b)any incentive compensation that is paid or granted to, or received by, Participant under the Award shall be subject to recovery and recoupment pursuant to the terms of such policy.

A copy of the recoupment policy is available upon request made to the Corporate Secretary.

Continuing Consent. Participant further acknowledges and agrees that, except to the extent the Plan Administrator notifies Participant in writing to the contrary, each subsequent award of Performance Shares made to him or her under the Plan shall be subject to the same terms and conditions set forth in the Award Agreement, and Participant hereby understands and agrees to those terms and conditions for each such subsequent Performance Shares award that may be made to him or her under the Plan and hereby agrees to be bound by those terms and conditions for any such Performance Share awards, without any further consent or action required on his or her part at the time or times when those awards may be made.  However, Participant may, at any time he or she holds an outstanding Performance Share award under the Plan, request a written copy of the Award Agreement from the Corporation by contacting the Corporation’s Human Resources Department at the Corporation’s offices at 555 12th Street, Oakland, California 94607.

Employment at Will.  Nothing in this Notice or in the Award Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason or no reason with or without advance notice and with or without cause.

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Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Award Agreement.

MATSON, INC.

By:

Title:	Vice President, Human Resources

PARTICIPANT

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SCHEDULE I

PERFORMANCE PERIOD, PERFORMANCE GOAL

AND LEVELS OF ATTAINMENT

PERFORMANCE PERIOD

The Performance Period shall be the three (3)-year period beginning January 1, 2021 and ending December 31, 2023.

PERFORMANCE GOAL – RETURN ON INVESTED CAPITAL

The performance vesting requirement for this Award shall be tied to the level of attainment of the Average ROIC for the Performance Period. The required levels of attainment of Average ROIC for the Performance Period at the Threshold, Target and Extraordinary Levels are as follows:

Threshold Level:	[●] %
Target Level:	[●] %
Extraordinary Level	[●] %

“Average ROIC” shall be the percentage, rounded down to the nearest tenth of a percent, determined as follows:

Annual ROIC for 2021 +Annual ROIC for 2022 +Annual ROIC for 2023
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“Annual ROIC” for a calendar year shall be the percentage determined as follows:

Net Income After Tax + After Tax Interest Expense	x 100
Average Debt + Average Total Shareholders’ Equity

Annual ROIC for a calendar year shall be calculated on a consolidated basis with the Corporation’s consolidated subsidiaries for U.S. financial reporting purposes and shall be determined on the basis of the Corporation’s audited financial statements for such year prepared in accordance with United States generally accepted accounting principles, subject to any adjustments as determined by the Plan Administrator that are needed to accurately reflect the performance of the Corporation (e.g., because of changes in accounting rules, extraordinary gains from the sale of the Corporation’s assets, unforeseen extraordinary events affecting the Corporation or any of its business operations, or other similar or dissimilar circumstances occurring during the Performance Period that may or may not have been beyond the control of the Corporation).

“Average Debt” for a calendar year means the average of the Debt at the beginning of the year and Debt at the end of the year.

SCHEDULE I-1

“Debt” means long-term debt plus notes payable and current portion of the long term debt, as determined in accordance with United States generally accepted accounting principles, and is intended to include potential convertible debt and other hybrid debt issued in the future.

Unless otherwise defined above or in the Notice of Award of Performance Shares to which this Schedule is attached, capitalized terms used in this Schedule shall be construed in accordance with accounting principles generally accepted in the United States.

SCHEDULE I-2

EXHIBIT A

MATSON, INC.

PERFORMANCE SHARE AWARD AGREEMENT

RECITALS

A.Matson, Inc., a Hawaii corporation (along with any subsequent corporate successor to all or substantially all of the assets or voting stock of Matson, Inc., which has by appropriate action assumed the Plan, the “Corporation”), has implemented the Plan for the purpose of providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to motivate, attract and retain the services of persons who contribute to the success of the Corporation.

B.Participant is to render valuable services to the Corporation (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to Participant under the Stock Issuance Program.

C.All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A, or if not defined in that appendix, as defined in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1.Grant of Performance Shares.  The Corporation hereby awards to Participant, as of the Award Date, Performance Shares under the Plan.  The number of shares of Common Stock underlying the award and the applicable performance vesting requirements for those shares are set forth in the Award Notice.  The remaining terms and conditions governing the Award shall be as set forth in this Agreement.

2.         Limited Transferability.  Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the Performance Shares subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those Performance Shares or underlying Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares.  However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award.  Participant may also direct the Corporation to record the ownership of any Shares which in fact vest and become issuable hereunder in the name of a revocable living trust established for the exclusive benefit of either Participant or Participant and his or her spouse.  Participant may make such a beneficiary designation or ownership directive at any time by filing the appropriate form with the Plan Administrator or its designee.

EXHIBIT A-1

3.Vesting Requirements.  The actual number of Shares that may vest and become issuable pursuant to the Performance Shares shall be determined pursuant to a two-step process:  (i) first there shall be calculated the maximum number of Shares in which Participant can vest based upon the level at which the Performance Goal specified on Schedule I to the Award Notice is actually attained and (ii) then the number of the Performance-Qualified Shares resulting from the clause (i) calculation in which Participant shall actually vest shall be determined on the basis of his or her completion of the applicable Service vesting provisions set forth below.  Accordingly, the vesting of the Shares shall be calculated as follows:

(a)Performance Vesting: Following the completion of the Performance Period, the Plan Administrator shall determine the applicable number of Performance-Qualified Shares in accordance with the provisions of the Award Notice and Schedule I attached thereto. The Plan Administrator generally expects to complete this determination within sixty (60) days after the end of the Performance Period.  Appendix B attached to this Agreement sets forth examples illustrating the calculation of the number of Shares in which the Participant may vest based upon hypothetical levels of Performance Goal attainment and service vesting requirements.

(b)Service Vesting:  The Performance-Qualified Shares so determined represent the maximum number of Shares in which Participant can vest hereunder.  The actual number of Shares in which Participant shall vest shall be determined as follows:

(i)If Participant continues in Service through the Service Vesting Date, Participant shall vest in all of the Performance-Qualified Shares.  The Shares underlying those particular Performance-Qualified Shares shall generally be issued to Participant during the period beginning with the Service Vesting Date and ending on March 15th of that year; provided that, if the Service Vesting Date is after the end of the Performance Period, then the Shares shall be issued as soon as administratively practicable after the Service Vesting Date, but in no event later than sixty (60) days after the Service Vesting Date.

(ii)If Participant ceases Service prior to the Service Vesting Date by reason of Early Retirement, Normal Retirement, death or Permanent Disability, then Participant shall, upon the determination by the Plan Administrator of the maximum number of Performance-Qualified Shares, vest in a portion of the Performance-Qualified Shares determined by a two-step process: (i) prior to the Service Vesting Date, the Designated Shares will be prorated by multiplying (x) the number of Designated Shares by (y) a fraction, the numerator of which is the number of whole months of actual Service completed by Participant in such Performance Period, and the denominator of which is thirty-six (36) months, the product to be rounded up to the next whole share and (ii) then the number of shares calculated under clause (i) in which Participant may actually vest shall be the maximum number of shares of Common Stock in which Participant can vest under the Performance Vesting section based upon the actual level at which the Performance Goal specified on attached Schedule I is attained.  The Shares underlying the Performance-Qualified Shares in which Participant vests in accordance with this subparagraph (ii) shall generally be issued to Participant (or

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in the event of the death of Participant, then to Participant’s heirs or beneficiaries) during the period beginning with the Service Vesting Date and ending on March 15th of that year; provided that, if the Service Vesting Date is after the end of the Performance Period, then the Shares shall be issued as soon as administratively practicable after the Service Vesting Date, but in no event later than sixty (60) days after the Service Vesting Date.

(iii)If Participant’s Service ceases for any other reason prior to the Service Vesting Date, then Participant shall not vest in any of the Performance-Qualified Shares and all of Participant's right, title and interest to the Shares subject to this Award shall cease.

4.Stockholder Rights.  The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.

5.Change in Control.  Notwithstanding Paragraph 3 above, the following provisions shall apply to the extent a Change in Control is consummated prior to the completion of the applicable Performance Period and shall have no force or effect in the event the closing of the Change in Control occurs on or after the completion of the Performance Period.

(a)This Award may be assumed by the successor entity or otherwise continued in full force and effect, provided, however, that the securities subject to such Award following such assumption or continuation are actively traded on an established securities exchange, or may be replaced with a substitute equivalent award established by the successor entity.  In such event, the following provisions shall be in effect:

(i)The Performance-Vesting requirements of this Agreement shall terminate, and the assumption or continuation of this Award shall be effected in accordance with Paragraph 5(b) below on the basis of the number of Change in Control Shares.  The Service-vesting and issuance provisions of Paragraph 3(b)(i) shall continue in effect with respect to the assumed or continued Award.

(ii)If Participant ceases Service prior to the Service Vesting Date by reason of Early Retirement, Normal Retirement, death or Permanent Disability, then Participant shall, upon the closing of the Change in Control or (if later) such cessation of Service, vest in that number of Shares determined by multiplying (x) the number of Change in Control Shares by (y) a fraction, the numerator of which is the number of whole months of actual Service completed by Participant in such Performance Period, and the denominator of which is thirty-six (36) months.  The Shares in which Participant so vests shall be issued to Participant on the earlier of (i) the date the Shares would have otherwise been issued pursuant to the provisions of Paragraph 3(b)(ii) in the absence of such Change in Control or, should such cessation of Service occur after such Change in Control but within twenty-four (24) months after the closing of a Qualifying

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Change in Control, (ii) the date of Participant’s Separation from Service due to such cessation of Service.

(iii)To the extent the substitute equivalent award is in the form of cash, a cash retention account shall be established and shall initially be credited with the Fair Market Value (at the effective time of the Change in Control) of the number of Change in Control Shares, and interest shall accrue on the outstanding balance of such account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 9, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published by The Wall Street Journal.  The cash retention account shall vest and be paid out in accordance with the Service vesting and issuance provisions of Paragraph 3(b)(i) or (to the extent applicable) in accordance with the pro-rata Service vesting and issuance provisions of Paragraph 5(a)(ii) above. The Participant’s interest in the account shall at all times be that of a general, unsecured creditor.

(iv)In the event of such assumption or continuation of this Award or such replacement of the Award with a substitute equivalent award, no accelerated vesting of the Performance Shares subject to this Award or the underlying Shares shall occur at the time of the Change in Control, and the Service-vesting provisions of Paragraph 3(b) shall continue in full force and effect.

(b)In the event this Award is assumed, otherwise continued in effect, or replaced in connection with such Change in Control, the securities subject to the Award shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the number of Change in Control Shares would have been converted in consummation of that Change in Control had that number of Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Performance Shares subject to the Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(c)Upon Participant’s Separation from Service due to an Involuntary Termination occurring within twenty-four (24) months after a Change in Control in which this Award is assumed or continued in effect, Participant shall immediately vest in that number of Shares equal to the Change in Control Shares that remain unvested, and that number of Shares shall be issued to Participant on the date of Participant’s Separation from Service due to such cessation of Service.  Should this Award be replaced with a substitute equivalent award in accordance with Paragraph 5(a), then that award shall vest upon Participant’s Separation from Service due to the Involuntary Termination, provided and only if such Involuntary Termination

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occurs within twenty-four (24) months following the Change in Control. Such vested portion of the award shall be issued or distributed, as applicable, on the date of Participant’s Separation from Service, provided such Separation from Service occurs within twenty-four (24) months after a Qualifying Change in Control.  Except for the number of Shares, or such equivalent award, distributed in accordance with the foregoing provisions of this Paragraph 5(c), Participant shall have no further right or entitlement to any additional Shares or other cash or property hereunder upon such Separation from Service.

(d)If the Award is not (1) assumed by the successor entity, (2) otherwise continued in effect or (3) replaced with a substitute equivalent award in accordance with Paragraph 5(a), then the following provisions shall apply:

(i)If Participant continues in Service through the effective date of the Change in Control, then Participant shall, upon the closing of such Change in Control, vest in that number of Shares equal to the Change in Control Shares.  The Shares in which Participant so vests shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of the Change in Control. Such consideration per Share shall be distributed to Participant on the earliest to occur of (x) the date the Share would have otherwise been issued pursuant to the Service vesting and issuance provisions set forth in Paragraph 3(b)(i) in the absence of such Change in Control, (y) the date of Participant’s Separation from Service, provided such Separation from Service occurs within twenty-four (24) months after a Qualifying Change in Control, or (z) the first date upon or following a Qualifying Change in Control transaction on which the distribution can be made without contravention of any applicable provisions of Section 409A of the Code (“Section 409A”).

(ii)To the extent the consideration payable per share of Common Stock in the Change in Control is in the form of cash, a fully-vested cash retention account shall be established by the successor entity at the time of such Change in Control for each Share that vests on an accelerated basis in accordance with Paragraph 5(d)(i) above.  Such account shall be credited with the amount of the cash consideration payable for the Shares, and interest shall accrue on the outstanding balance of that account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 9, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published by The Wall Street Journal.  The cash retention account, together with all accrued interest thereon through the actual payment date, shall be distributed, as to each Share to which that cash retention accounts pertains, in accordance with the foregoing distribution provisions of  Paragraph 5(d)(i) above.  Participant’s interest in the account shall at all times be that of a general, unsecured creditor.

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(iii)If Participant ceases Service prior to the effective date of the Change in Control by reason of Early Retirement, Normal Retirement, death or Permanent Disability, then Participant shall, upon the closing of such Change in Control, vest in that number of Shares determined by multiplying (x) the number of Change in Control Shares by (y) a fraction, the numerator of which is the number of whole months of actual Service completed by Participant in such Performance Period, and the denominator of which is thirty-six (36) months. The Shares in which Participant so vests shall be  converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of the Change in Control. Such consideration per Share shall be distributed to Participant on the earlier of (A) the date the Share would have otherwise been issued pursuant to the provisions of Paragraph 3(b)(ii) in the absence of such Change in Control or (B) the first date upon or following a Qualifying Change in Control transaction on which the distribution can be made without contravention of any applicable provisions of Section 409A.

(iv)Except for the amount of consideration so calculated, Participant shall have no further right or entitlement to any additional Shares or consideration under this Award.

6.Change in Control Benefits Agreement.  Notwithstanding anything to the contrary in this Agreement, if Participant is, at the time of a change in control or ownership of the Corporation (whether or not that transaction constitutes a Change in Control hereunder), a party to a Change in Control Benefits Agreement with the Corporation, then the provisions of that agreement shall, to the extent applicable to this Award, govern Participant’s rights and benefits with respect to the restricted stock units and underlying Shares subject to this Agreement, and in the event of any conflict between the provisions of that Change in Control Benefits Agreement and this Agreement, the provisions of the Change in Control Benefits Agreement shall be controlling; provided, however, that in the event there is any conflict between the issuance or distribution provisions of this Agreement and the issuance or distribution provisions of the Change in Control Benefits Agreement, the issuance and distribution provisions of this Agreement shall be controlling.

7.Adjustment in Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization or similar corporate transaction, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities or other property issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account, if applicable, under Paragraph 5 in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive as provided in Section III.C. of Article One of the Plan.  In

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the event of any Change in Control transaction, the adjustment provisions of Paragraph 5(b) shall be controlling.

8.Issuance of Vested Shares and Applicable Withholding Taxes.

(a)Any Shares to be issued to Participant in accordance with the foregoing provisions of this Agreement shall be in the form of a book entry evidencing ownership of those Shares. Actual certificates for the vested Shares evidenced by book entry ownership shall be promptly delivered upon the request of Participant or any other person having an interest at the time in those Shares.

(b)The Corporation shall collect the Withholding Taxes with respect to each non-Share distribution by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.

(c)The following provisions shall govern the US Withholding Taxes on the Shares (or any replacement or substitute securities, property or other amounts under Paragraphs 5 or 7 above) which vest in accordance with the provisions of this Agreement:

(i)The Corporation may, in its sole discretion and subject to the following sentence, establish a procedure to permit the satisfaction of the Withholding Taxes by the Participant in the form of cash and shall inform Participant of any such procedure (the “Alternate Arrangement”).  In the event an Alternate Arrangement is approved, Participant shall (i) make satisfactory arrangements with the Corporation’s Human Resources Department, on or before the expiration of the notification period designated by the Corporation preceding the applicable issuance date of the Shares, to pay the applicable Withholding Taxes through the delivery of cash or a cash equivalent to the Corporation in the amount of such Withholding Taxes and (ii) deliver such payment to the Corporation not later than that issuance date.  Otherwise the Corporation shall collect the Withholding Taxes applicable to the Share issuance through the automatic share withholding method set forth in Section 8(c)(ii).

(ii)Automatic Share Withholding. On the applicable issuance date, the Corporation shall withhold, from the vested Shares otherwise issuable to Participant at that time, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the applicable Withholding Taxes as determined by the Corporation;  provided, however, that the number of  Shares which the Corporation shall be required to so withhold shall not exceed in Fair Market Value the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates, except as provided in Section 8(c)(iii) below (the “Applicable Withholding Rate”).

(iii)Amount of Withholding.  The amount which the Corporation shall be required to so withhold shall not exceed in Fair Market Value the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are

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applicable to supplemental taxable income.  However, Participant may elect an alternate Applicable Withholding Rate equal to the maximum statutory tax rate for the applicable withholding tax in Participant’s applicable jurisdictions (the “Alternate Withholding Rate”).  To request an Alternate Withholding Rate, the Participant must complete and return to the Corporation the appropriate Corporation’s Form of Alternate Withholding Rate (the “Alternate Rate Form”) within the required timeframe provided for by the Corporation.  The Alternate Rate Form can be obtained from the Corporation’s Human Resources Department.  Any election of an Alternate Withholding Rate under an Alternate Rate Form will become the default Applicable Withholding Rate with respect to all of Participant’s outstanding equity awards (including options exercised during the applicable period) until a new Alternate Rate Form is filed with the Corporation in accordance with the administrative procedures provided for by the Corporation.  An Alternate Withholding Rate is subject to the Corporation’s approval and can be approved or denied in its sole discretion. Notwithstanding Sections 8(c)(ii) and 8(c)(iii), in the event Participant is determined to be subject to Section 16 of the 1934 Act at the time of settlement, the Alternate Withholding Rate must be approved by the Corporation’s Compensation Committee.

(d)Notwithstanding the foregoing provisions of this Paragraph 8, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the Shares or other amounts vest hereunder.  Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest, the Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts.  The provisions of this Paragraph 8(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Section 3121(v) of the Code.

(e)Except as otherwise provided in Paragraph 5 or this Paragraph 8, the settlement of all restricted stock units which vest under the Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional shares be issued.  Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded up to the next whole share in order to avoid the issuance of a fractional share.

9.Section 409A.  Notwithstanding any provision to the contrary in this Agreement, to the extent this Award may be deemed to create a deferred compensation arrangement under Section 409A, then the following limitation and provisions shall apply:

(a)No Shares or other amounts which become issuable or distributable under this Agreement upon Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first (1st) day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if

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Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first (1st) day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

(b)Participant’s right to receive each installment of Shares or other installment distribution pursuant to the terms of this Agreement shall, for purposes of Section 409A, be treated as a right to receive a series of separate payments.

10.Compliance with Laws and Regulations.  The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

11.Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address on file with the Corporation’s Human Resources Department.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12.Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

13.Construction.

(a)This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan and any applicable Change in Control Benefits Agreement.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

(b) To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A and the Treasury Regulations thereunder.

EXHIBIT A-9

(c)This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

14.Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii without regard to that State’s conflict-of-laws rules.

15.Arbitration.

(a)Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator who is an attorney or retired judge with expertise and experience in the field of employment law.  The arbitration shall be held under the auspices of JAMS in accordance with JAMS then-current Employment Arbitration Rules and Procedures (available at http://www.jamsadr.com/rules-employment-arbitration/) and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness.  The arbitration shall take place in or near the city in which Participant is employed by the Corporation or was last employed by the Corporation.  The arbitrator shall make a written award and shall prepare a written opinion containing the findings and conclusions on which the award was based.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Corporation.  The arbitration shall be confidential and no details concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the non-disclosing party, unless required by law or court order, as necessary to prosecute or defend the arbitration, or in connection with enforcement of any decision in such arbitration.  This agreement to arbitrate is mutually entered into between the parties. Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.  Nothing in this Agreement shall prevent Participant from filing charges or claims with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or any other federal, state or local government agency.  However, Participant may seek individual monetary relief only through arbitration under this Agreement.  The Corporation and Participant further agree that any claim submitted to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class, representative or consolidated proceeding.

(b)Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.

16.Coverage under Recoupment Policy. If Participant is on the Award Date, or at any time thereafter becomes, an executive officer of the Corporation subject to Section 16 of the 1934 Act, then Participant shall be subject to the Matson, Inc. Policy Regarding Recoupment of Certain Compensation (as amended from time to time, the “Recoupment Policy”), the terms of

EXHIBIT A-10

which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges. A copy of the Recoupment Policy is available upon request made to the Corporate Secretary.

17.Data Privacy.

(a)Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by the Corporation for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b)Participant understands that the Corporation holds certain personal information about Participant regarding Participant’s employment, the nature and amount of Participant’s compensation and the fact and conditions of Participant’s participation in the Plan, including, but not limited to, Participant’s name, home address and telephone number, date of birth, tax file number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all equity awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).  Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country.  Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party.  Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.

18.Amendment.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided that the Corporation may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to Participant or to cause this Agreement to comply with applicable law.

19.Other Agreements Superseded.  The Award Notice, this Agreement, and the Plan constitute the entire understanding between Participant and the Corporation regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are superseded.

20.Governing Plan Document.  The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.

EXHIBIT A-11

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.Agreement shall mean this Performance Share Award Agreement.

B.Award shall mean the award of Performance Shares made to Participant pursuant to the terms of this Agreement.

C.Award Date shall mean the date the Performance Shares are awarded to Participant pursuant to the Agreement and shall be the date specified in Paragraph 1 of the Award Notice.

D.Award Notice shall mean the Notice of Award of Performance Shares delivered to Participant in which there is set forth the basic terms of the Performance Shares subject to this Agreement.

E.Cause shall have the meaning set forth in the Plan document; provided, however, that in the event Participant is, at the time the Corporation (or any Parent or Subsidiary) purports to terminate Participant’s Employee status for Cause, a party to a Change in Control Benefits Agreement applicable to the Award, the term Cause shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

F.Change in Control shall have the meaning set forth in the Plan; provided, however, that in the event Participant is a party to a Change in Control Benefits Agreement applicable to the Award, the term Change in Control shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

G.Change in Control Benefits Agreement shall mean any separate agreement between Participant and the Corporation which provides Participant with special vesting acceleration and/or other special benefits with respect to one or more awards of restricted stock units made to Participant for shares of Common Stock, including (to the extent applicable) the restricted stock units evidenced by this Agreement, in the event of a change in control or ownership of the Corporation (whether or not constituting a Change in Control hereunder).

H.Change in Control Shares shall mean the number of Shares obtained by multiplying the Vested Percentage by the greater of (i) the number of Designated Shares, or (ii) the number of Performance-Qualified Shares issuable under the Award based on actual performance of the Performance Goal through the date of the Change in Control.

I.Early Retirement shall mean Participant’s retirement from Service, with the prior approval of the Corporation (or the Parent or Subsidiary employing Participant), on or after the attainment of age fifty-five (55) and the completion of at least five (5) years of Service.

APPENDIX A-1

J.Extraordinary Level Attainment shall mean the Corporation’s achievement of the Performance Goal set forth in Schedule I of the Award Notice at the level designated as Extraordinary Level attainment for that goal.

K.Good Reason shall have the meaning set forth in the Plan; provided however, in the event Participant is at the time of his or her cessation of Employee status a party to a Change in Control Benefits Agreement applicable to the Award evidenced by this Agreement, the term Good Reason shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

L.Normal Retirement shall mean shall mean the cessation of Service by reason of retirement at or after the attainment of age sixty-five (65).

M.Participant shall mean the person to whom the Award is made pursuant to the Agreement.

N.Performance Goal shall mean the performance goal specified on Schedule I of the Award Notice.

O.Performance Period shall mean the period specified on Schedule I of the Award Notice over which the attainment of the Performance Goal is to be measured.

P.Performance-Qualified Shares shall mean the maximum number of Shares in which Participant can vest based on the level at which the Performance Goal for the Performance Period is attained and shall be calculated in accordance with the provisions of the Award Notice.  In no event shall the number of such Performance-Qualified Shares exceed two hundred and fifty percent (250%) of the designated number of Performance Shares set forth in the Performance Shares section of the Award Notice.  Each Performance-Qualified Share that vests pursuant to the terms of the Award shall entitle Participant to receive one Share.

Q.Performance Shares shall mean the number of phantom shares of Common Stock awarded under this Agreement that shall be applied to the calculation of the maximum number of Performance-Qualified Shares (if any) based on the level at which the Performance Goal is in fact attained over the applicable Performance Period.

R.Plan shall mean the Corporation’s 2016 Incentive Compensation Plan, as amended from time to time.

S.Qualifying Change in Control shall mean the date on which there occurs a Change in Control that also qualifies as: (i) a change in the ownership of the Corporation, as determined in accordance with  Section 1.409A-3(i)((5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Corporation, as determined in accordance with  Section 1.409A-3(i)((5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with  Section 1.409A-3(i)((5)(vii) of the Treasury Regulations.

APPENDIX A-2

T.Separation from Service shall mean the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment.  The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is less than fifty percent (50%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months of employment (or such shorter period for which he or she may have rendered such services).  Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he or she remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section  1.4.14(c)-2 of the Treasury Regulations.  Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A.

U.Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.  In addition, the following provisions shall govern the determination of Participant’s period of Service:

(i) Participant shall be deemed to continue in Service for so long as Participant performs services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

(ii)Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (a) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (b) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity.

(iii)Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Plan Administrator; provided, however, that the following special provisions shall be in effect for any such leave:

APPENDIX A-3

a)Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial six (6)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary).

b)Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary).   For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of his or her position of employment with the Corporation (or any Parent or Subsidiary) or any substantially similar position of employment.

c)Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

(iv)Notwithstanding anything to the contrary in the foregoing provisions of this Service definition, the Participant shall in all events be deemed to cease Service for all purposes of this Award immediately upon Participant’s incurrence of a Separation from Service.

V.Service Vesting Date shall mean the three (3)-year anniversary of the Award Date.

W.Shares shall mean the shares of Common Stock which may vest and become issuable under the Award pursuant to the terms of this Agreement and the Award Notice.

X.Target Level Attainment shall mean the Corporation’s achievement of the Performance Goal set forth in Schedule I to the Award Notice at the level designated as Target Level attainment for that goal.

Y.Vested Percentage shall mean (i) fifty percent (50%) if the Change in Control is consummated during the first eighteen (18) months of the Performance Period and (ii) one hundred percent (100%) if the Change in Control is consummated after the first eighteen (18) months of the Performance Period, but prior to the completion of the Performance Period.

APPENDIX A-4

APPENDIX B

ILLUSTRATION OF VESTING CALCULATIONS

The following examples are for illustration purposes only:

(a)Participant receives an Award for 100 Shares at Target Level and Participant continues in Service until the expiration of the requisite three (3)-year Service vesting period. If the Performance Goal is attained at the Target Level, Participant shall vest in 100 Shares upon the Service Vesting Date.  If the Performance Goal is attained at the Extraordinary Level, Participant shall vest in an additional 150 Shares for a total of 250 Shares following the completion of the Performance Period..

(b)Participant receives an Award for 100 Shares at Target Level and Participant ceases Service due to Permanent Disability halfway through the Performance Period.  If the Performance Goal is attained at the Target Level, Participant shall vest in 50 of the Shares.  On the other hand, if the Performance Goal is attained at the Extraordinary Level, Participant shall vest in an additional 75 Shares for a total of 125 Shares.

(c)Participant receives an Award for 100 Shares at Target Level and Participant continues in Service until the Service Vesting Date.   If the Performance Goal is attained at a point halfway between the Threshold and Target Levels, Participant would vest in 63 of the Shares following the completion of the Performance Period upon the Service Vesting Date.  On the other hand, if the Performance Goal is attained at a point halfway between the Target and Extraordinary Levels, Participant would vest in 175 of the Shares following the completion of the Performance Period.

(d) Participant receives an Award for 100 Shares at Target Level and Participant ceases Service due to Permanent Disability halfway through the Performance Period.  If the Performance Goal is attained at a point halfway between the Threshold and Target Levels, Participant would vest in 32 of the Shares following the completion of the Performance Period.  On the other hand, if the Performance Goal is attained at a point halfway between the Target and Extraordinary Levels, Participant would vest in 88 of the Shares following the completion of the Performance Period.

APPENDIX B